EXHIBIT 10.52

EMPLOYMENT AGREEMENT

This Agreement is made effective as of May 30, 2012, by and between Frisch’s Restaurants, Inc., an Ohio corporation (hereinafter referred to as “Corporation”) and Craig F. Maier (hereinafter referred to as “Maier”).

WHEREAS, Maier is the President and Chief Executive Officer of the Corporation; and

WHEREAS, the Corporation and Maier agree that Maier’s compensation should be based upon the Corporation’s performance; and

WHEREAS, the Corporation has employed Maier pursuant to an employment agreement dated June 3, 2009, which expires on May 29, 2012.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties do hereby agree upon the following terms and conditions of this Employment Agreement.

1. Employment. The Corporation agrees to employ Maier and Maier agrees to serve the Corporation upon the terms and conditions hereinafter set forth.

2. Term. The employment of Maier hereunder shall be for a period of three fiscal years, commencing May 30, 2012 and ending on June 2, 2015.

3. Duties and Responsibilities. Maier agrees to serve the Corporation and its subsidiaries and divisions faithfully, ethically, and to the best of his ability as its President and Chief Executive Officer, under the direction of the Board of Directors. Maier agrees to devote (except as otherwise permitted in paragraph 5) his full business time, energy and skill to such employment and to perform such other duties as the Board of Directors shall reasonably request from time to time. Maier agrees to perform his duties in compliance with all applicable federal and state laws and regulations, the rules of the New York Stock Exchange, and all ethical codes, conflict of interest policies, securities trading policies and all other corporate governance and other policies adopted by the Board of Directors of the Corporation from time to time.

4. Compensation.

(a) Base Salary. During the first fiscal year of his employment hereunder, the Corporation agrees to pay Maier a “Base Salary” of Three Hundred and Seventy Thousand Dollars ($370,000). Maier’s Base Salary shall be adjusted at the beginning of the second and third years of this Agreement to reflect One Hundred Percent (100%) of the latest annual change in the Consumer Price Index for All Urban Consumers (“CPI-U”) published by the U.S. Department of Labor; Bureau of Labor Statistics.

(b) Performance Award. The Committee that administers the Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan (“Plan”) will consider Maier for the grant of a Performance Award as permitted under Section X of that Plan.

(c) Restricted Stock Grants. On the day of the annual shareholders’ meeting in each year of his employment hereunder, the Corporation agrees to grant Maier restricted stock in the same amount and subject to the same conditions as the restricted stock granted to the non-employee directors on that day.

The Compensation Committee of the Corporation’s Board of Directors may impose such other terms and conditions upon the grants as are consistent with the terms and conditions of grants by the Corporation to its non-employee directors.

(d) Disability Compensation. If Maier becomes Disabled during the term of this Agreement when the Corporation still actively employs him, the Corporation shall pay Disability Compensation (defined below) to Maier. “Disabled” shall mean a condition whereby: (i) Maier is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) Maier is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan maintained by Corporation.

The annual amount of the “Disability Compensation” shall be Sixty Percent (60%) of Maier’s Average Compensation at the time he becomes Disabled, reduced by any disability benefits to which Maier is entitled under disability income plans (including insurance funded plans) maintained by the Corporation. “Average Compensation” means the total compensation, including amounts earned under any Performance Award granted to him under the Plan, earned by Maier in the three fiscal years preceding the year in which he becomes Disabled; divided by 3.

The Disability Compensation shall be paid to Maier monthly while he is alive, for a period of 120 months, provided that Maier has not willfully violated any of the provisions of this Agreement. Disability Compensation shall commence within 30 days after Maier is determined to be eligible to receive Disability Compensation. Maier’s Disability Compensation shall be increased on each anniversary of the commencement of payments by One Hundred Percent (100%) of the latest annual change in the CPI-U.

5. Restrictive Covenants. Maier agrees that during the term of this Agreement, including any renewals, he will not, without the prior written consent of the Corporation, directly or indirectly render any services to, become employed by, or otherwise participate in, any business which is competitive with any of the businesses of the Corporation or its subsidiaries or divisions. Notwithstanding the foregoing, nothing herein shall prohibit Maier from:

(a)	owning and operating the franchise known as Frisch’s New Richmond Big Boy, Inc.;

(b)	operating or otherwise providing services to any other franchisee of Corporation;

(c)	owning stock or other securities, or serving as a director or officer of a corporation conducting a business referred to in subparagraph (a);

(d)	owning stock or other securities of competitors which are sold in a public market and which comprise less than five percent (5%) of the total outstanding stock of such corporation.

6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of the parties. Any successor of the Corporation shall be deemed substituted for the Corporation under the terms of this Agreement. A “Successor” of the Corporation shall include any person or entity that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock, assets or business of the Corporation.

7. Change in Control. Maier and the Corporation have previously entered into an Agreement (including amendments) granting Maier certain rights in the event of a “Change in Control” of the Corporation (as defined in such Agreement). Maier and the Corporation hereby reaffirm such Agreement and confirm that its provisions are in addition to this Agreement and control in the event of a conflict with this Agreement.

IN WITNESS WHEREOF, Frisch’s Restaurants, Inc. has caused this Agreement to be executed in its corporate name by Michael E. Conner, its Vice President of Human Resources, thereunto duly authorized by its Board of Directors, and Craig F. Maier has hereunto set his hand, effective as of the date set forth above.

/s/ Craig F. Maier Craig F. Maier	FRISCH’S RESTAURANTS, INC.

Dated: April 4, 2012	By:	/s/ Michael E. Conner
Michael E. Conner
Vice President of Human Resources

	Dated:	April 4, 2012

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